EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

May 17, 2013

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS DECLARES QUARTERLY

DIVIDEND OF $0.35 PER SHARE

PRYOR, OKLAHOMA (May 17, 2013) – On May 16, 2013, at a regularly scheduled meeting, the Board of Directors of Orchids Paper Products Company (NYSE MKT: TIS) authorized an increase in its quarterly cash dividend from $0.30 per outstanding share to $0.35 per outstanding share of the Company’s common stock. The Company has increased its dividend by $0.05 for the past 3 consecutive quarters. The increased dividend will be effective for the dividend payable on June 21, 2013 to stockholders of record at the close of business on June 7, 2013.

The Company's President and Chief Executive Officer Bob Snyder said, "Orchids continues to generate excess cash flow, so we are pleased to announce an increase in our dividend to $0.35 cents per share that continues our trend of increasing dividend payouts. This increase in our dividend, which is the fourth increase in the last eighteen months, demonstrates the confidence that the Board of Directors has in the long-term growth of our business and emphasizes our commitment to create long-term value for our stockholders."

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market. From its operations in north east Oklahoma, the Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through premium quality market segments. The Company provides these products to retail chains throughout the United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.